Exhibit 5.1

AMERCO

5555 Kietzke Lane, Suite 100

Reno, Nevada  89511

April 13, 2021

Ladies and Gentlemen:

I am Secretary of AMERCO, a Nevada corporation (the “Company”), and have served as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the Company’s $11,574,000 the Fixed Rate Secured Notes Series UIC-1K, 2K, 3K, 4K, 5K, 6K, 7K and 8K (the “Series UIC-1K, 2K, 3K, 4K, 5K, 6K, 7K and 8K Notes”).  As the Company’s counsel, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion, the Series UIC-1K, 2K, 3K, 4K, 5K, 6K, 7K and 8K Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the States of Nevada and New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Base Indenture dated February 14, 2011 (the “Base Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), the Forty-First Supplemental Indenture dated April 13, 2021 by and between the Company and the Trustee (which amended and supplemented the Base Indenture) under which the Series UIC-1K, 2K, 3K, 4K, 5K, 6K, 7K and 8K Notes were issued have been duly authorized, executed and delivered by the Trustee thereunder.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on January 10, 2020 (File No. 333-235872) (the “Registration Statement”) and to all references to me, if any, included in or made a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Laurence J. De Respino

Laurence J. De Respino, Secretary